Exhibit 99.1


             Annual Statement of Industry Mortgage Company L.P.



IMC MORTGAGE COMPANY
3450 Buschwood Park Drive, Suite 250
Tampa, FL 33618
(813) 932-2211


                                March 25, 1997



Asset-Backed Securities Trust Services Group
LaSalle National Bank
135 South LaSalle Street, Suite 200
Chicago, Illinois  60603


                     Nomura Asset Securities Corporation
                  Home Equity Loan Pass-Through Certificates
                                Series 1995-2


                            OFFICER'S CERTIFICATE


Pursuant to the requirements of that certain Pooling and Servicing Agreement governing the referenced Trust, it is hereby certified that (i) the undersigned has completed a review of the Servicer's performance of its obligations under the PSA for the current calendar year, (ii) to the best of the undersigned's knowledge on the basis of that review the Servicer has fulfilled all of its obligations under the PSA throughout such period,
(iii) to the best of the undersigned's knowledge, the sub-servicer, if any, has fulfilled its obligations under its sub-servicing agreement in all material respects, and (iv) no notice has been received from any governmental agency or body which would indicate a challenge or question as to the status of the Trust's qualification as a REMIC under the Code.



                              Signed:       /s/ Jeff Ault

                              By:  Jeff Ault, Secretary

                              For:  IMC Mortgage Company